Exhibit 10.2

SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this  1st day of March, 2011 (Effective Date), by and through the Board of Directors (Board) of First Place Bank, Warren, Ohio, OTS Docket No. 14752 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director);

WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and

WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and

WHEREAS, based on its examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices and/or violations of law or regulation; and

WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified by the OTS in the August 2, 2010 Report of Examination (2010 ROE), the Association and the OTS have mutually agreed to enter into this Agreement; and

WHEREAS, on February 25, 2011, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.

NOW THEREFORE, in consideration of the above premises, it is agreed as follows:

Exhibit A-

Problem Assets.

1.           Within ninety (90) days, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce4 the Association’s level of problem assets5 (Problem Asset Reduction Plan) to the Regional Director.  The Problem Asset Reduction Plan, at a minimum, shall include:

(a)           quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) Capital plus the allowance for loan and lease losses (ALLL);

(b)           a description of the methods for reducing the Association’s level of problem assets to the established targets; and

(c)           all relevant assumptions and projections and documentation supporting such assumptions and projections.

2.           Within thirty (30) days, the Association shall develop individual written specific workout plans for each adversely classified loan or loan relationship greater than two million dollars ($2,000,000) and for each REO where the original loan amount collateralized by the REO exceeded two million dollars ($2,000,000) (Asset Workout Plans).

3.           Within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board.  The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes.  The Quarterly Asset Report shall include, at a minimum:

(a)           the current status of all Asset Workout Plans;

Exhibit A-4 For purposes of this Paragraph, “reduce” means to sell real estate owned (REO) and to collect, sell, charge off, or improve the quality of a loan sufficient to warrant its removal from adverse criticism or classification.
Exhibit A-5 The term “problem assets” shall include all REO and adversely classified assets.

(b)           the ratio of adversely classified assets to Tier 1 (Core) Capital plus ALLL;

(c)           a comparison of problem assets at the current quarter end with the preceding quarter;

(d)           a breakdown of criticized6 assets by type and risk factor, for example, residential, acquisition and development, construction, land loans, location and origination source;

(e)           an assessment of the Association’s compliance with the Problem Asset Reduction Plan;

(f)            a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets; and

(g)           any recommended revisions or updates to the Problem Asset Reduction Plan.

4.           Within forty-five (45) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.

Loan Modification Policy.

5.            Within sixty (60) days, the Association shall develop a loan modification policy (Loan Modification Policy) that addresses all corrective actions contained in the 2010 ROE concerning loan modifications.  The Loan Modification Policy shall conform to all applicable laws, regulations and regulatory guidance and shall:

(a)           establish eligibility criteria that loans must meet to qualify for a modification;

(b)           identify acceptable modifications, including guidelines and restrictions on such modifications;

(c)           identify the appropriate job positions or committee authorized to approve loan modifications and the procedures for monitoring all approved modified loans;

Exhibit A-6 The term criticized assets includes all adversely classified assets and assets designated as special mention.

(d)           require the reporting of all modified loans in accordance with generally accepted accounting principles (GAAP), applicable laws, regulations and regulatory guidance, and the Thrift Financial Report (TFR) instructions;

(e)           require that modified loans be accurately and timely classified in accordance with the Association’s asset classification policies; and

(f)           require that a monthly report be submitted to the Board, beginning with the period ending March 31, 2011, detailing the total number and dollar amount of loan modifications, the number and dollar amount of loans modified since the preceding monthly report, and the types of modifications made.

Credit Administration.

6.           Within ninety (90) days, the Association shall revise its credit administration policies, procedures, practices, and controls (Credit Administration Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions in the 2010 ROE relating to credit administration.  The Credit Administration Policy shall comply with all applicable laws, regulations and regulatory guidance and:

(a)           include restrictions on loan renewals granted without modifications;

(b)           include restrictions on additional advances to borrowers who have an existing loan with the Association that is adversely classified;

(c)           include polices, procedures, and systems to obtain and analyze, on at least an annual basis, updated borrower financial information on nonhomogeneous loans;

(d)           include guidelines requiring that collateral properties be re-appraised prior to loans being modified, extended, or refinanced;

(e)           include guidelines requiring that current financials statements from the borrower be provided to the Association prior to loans being modified, extended or refinanced and that such financial statements be reviewed to determine whether the borrower has the ability to repay at the modified loan terms;

(f)           include an effective system for the retention, review, renewal, and updating by the Association of all required records, filings, and other credit related documents; and

(g)           include funding controls over costs on construction projects to prevent disbursements of loan funds in excess of completed construction costs.

Allowance for Loan and Lease Losses.

7.           Within sixty (60) days, the Association shall revise its policies, procedures, and methodology relating to the timely establishment and maintenance of an adequate ALLL level (ALLL Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions set forth in the 2010 ROE relating to ALLL.  The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance and shall:

(a)           incorporate the results of all internal loan reviews and classifications;

(b)           address the historical loan loss rates of the Association in compliance with regulatory guidance, which shall be updated quarterly with heavier weighting assigned to rates of the most recent quarters;

(c)           require an expanded segmentation of the Association’s loan portfolio for internal loan review analysis;

(d)            require the stress testing of loss rates and delinquency rates to: (i) determine the sensitivity of the ALLL methodology to changes from primary inputs; (ii) provide information regarding the risk of miscalculation if the credit environment changes; and (iii) evaluate the appropriateness of the ALLL in a range of credit environments;

(e)           address the level and impact of the Association’s current concentrations of credit, including geographic concentrations; and

(f)           take into consideration current and prospective market and economic conditions.

8.           The Association shall submit a copy of the Board meeting minutes, and copies of all documents made available to the Board members, reflecting the Board’s discussion and adoption of the ALLL Policy to the Regional Director within fifteen (15) days after the Board meeting.

9.           Within forty-five (45) days, the Association shall retain a qualified and independent third party, acceptable to the Regional Director, to: (a) assess the adequacy and effectiveness of the Association’s ALLL methodology and its compliance with this Agreement and applicable regulatory guidance; and (b) validate the sufficiency of the ALLL level as of the end of each quarter in 2011 (ALLL Analysis Report).

10.           Within sixty (60) days after the end of each quarter in 2011, the Association shall submit a copy of the ALLL Analysis Report to the Regional Director.

11.           Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Association shall analyze the adequacy of the ALLL consistent with its ALLL Policy (Quarterly ALLL Report).  The Board’s review of the Quarterly ALLL Report, including, but not limited to, all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes. Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its Thrift Financial Report (TFR) with the OTS.  A copy of the Quarterly ALLL Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Internal Asset Review and Classification.

12.          Within sixty (60) days, the Association shall revise its written internal asset review and classification program (IAR Program) to address all corrective actions set forth in the 2010 ROE relating to internal asset review and classification and that complies with all applicable laws, regulations and regulatory guidance.  At a minimum, the IAR Program shall:

(a)           ensure the accurate and timely identification, classification, and reporting of the Association’s assets, including the designation of loans as special mention or placement of loans on a watch list where a borrower’s credit standing has deteriorated;

(b)           detail the Association’s loan grading system and specify parameters for the identification of problem loans for each type of loan offered by the Association;

(c)           establish specific review and classification standards for any loans where interest, loan fees, late fees, loan costs, or collection costs of problem loans have been capitalized into the loan balance;

(d)           require internal asset reviews and updates for commercial loans and commercial real estate loans (both owner and non-owner occupied) to be conducted not less than every three (3) months;

(e)           require monthly reports be submitted to the Board detailing the Association’s adversely classified, special mention and delinquency ratios; and

(f)           provide for the appointment of a qualified, experienced, and independent third party to conduct, at a minimum, quarterly reviews of the Association’s commercial loans and commercial real estate loans (both owner and non-owner occupied) and assessments of the Association’s internal asset review process thereof.

Liquidity Management.

13.         Within forty-five (45) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Policy) to address all corrective actions set forth in the 2010 ROE relating to liquidity and funds management.  The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance.

14.         The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:

(a)           alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient.  Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation;

(b)           appropriate lines of credit at correspondent banks, including the Federal Reserve Bank, that would allow the Association to borrow funds to meet depositor demands if the Association’s other provisions for liquidity prove to be inadequate; and

(c)           retention of investment securities and other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Association’s total assets) to ensure the maintenance of the Association’s liquidity position at a level consistent with short-and-long-term liquidity objectives.

Interest Rate Risk Management.

15.   Within ninety (90) days, the Association shall revise its policies and procedures governing the Association’s interest rate risk (IRR) management (IRR Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions in the 2010 ROE related to IRR.  The Association’s IRR Policy shall comply with all applicable laws, regulations and regulatory guidance.

Business Plan.

16.         By June 30, 2011, the Association shall submit to the Regional Director an updated business plan for the period beginning July 1, 2011 through December 31, 2012 (Business Plan).  At a minimum, the Business Plan shall conform to applicable laws, regulations, and regulatory guidance and include:

(a)            plans to improve the Association’s core earnings and achieve profitability;

(b)           strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, and comply with this Agreement;

(c)           quarterly pro forma financial projections (balance sheet and income statement for the period covered by the Business Plan), including Tier 1 (Core) and Total Risk-Based Capital Ratios;

(d)           strategies to stress-test and adjust earnings forecasts based on continuing operating results, economic conditions, and credit quality of the loan portfolio; and

(e)           identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.

17.         Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement and adhere to the Business Plan.

18.         Any material modifications7 to the Business Plan shall receive the prior written non-objection of the Regional Director.  The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

19.         By December 31, 2011, and each December 31st thereafter, the Business Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 16 above incorporating the Association’s budget plan and profit projections for the next two (2) calendar years taking into account any revisions to the Association’s loan, investment and operating policies.

20.         Within forty-five (45) days after the close of each quarter, after implementation of the Business Plan, the Board shall review written quarterly variance reports on the Association’s compliance with the Business Plan (Variance Reports).  The Variance Reports shall:

(a)           identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b)           contain an analysis and explanation of identified variances; and

(c)           discuss the specific measures taken or to be taken by the Association to address identified variances.

21.         A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after review by the Board.

Financial Reporting.

22.         Effective immediately, the Association shall ensure that its financial reports and statements are timely and accurately prepared and filed in compliance with applicable laws, regulations, and regulatory guidance including, but not limited to, 12 C.F.R. Part 562 and the Thrift Financial Report (TFR) instructions.

Exhibit A-7   A modification shall be considered material under this Paragraph if the Association: (a) plans to engage in any activity that is inconsistent with the Business Plan; or (b) exceeds the level of any activity contemplated in the Business Plan by more than ten percent (10%).
Exhibit A-

Violations of Law.

23.           Within ninety (90) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2010 ROE are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.

Board Oversight of Compliance with Agreement.

24.           Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Agreement and the completion of all corrective actions required in the 2010 ROE (Oversight Committee).  The Oversight Committee shall be comprised of five (5) or more directors, all of whom shall be independent8 directors.

25.           Within fifteen (15) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report).  The Compliance Tracking Report shall, at a minimum:

Exhibit A-8 For purposes of this Agreement, an individual who is “independent” with respect to the Association shall be any individual who:
Exhibit A-              (a)            is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;
Exhibit A-              (b)            does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;
Exhibit A-              (c)            is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;
Exhibit A-              (d)            is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest; and
Exhibit A-              (e)            has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.
Exhibit A-
Exhibit A-
Exhibit A-

(a)           separately list each corrective action required by this Agreement and the 2010 ROE;

(b)           identify the required or anticipated completion date for each corrective action; and

(c)           discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

26.         Within thirty (30) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Agreement.  Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board.  A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

27.         Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Agreement.  The Board shall review and adopt all policies and procedures required by this Agreement prior to submission to the OTS.

Dividends and Other Capital Distributions.

28.         Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance.  The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Growth.

29.         Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written non-objection of the Regional Director.

Golden Parachute Payments.

30.         Effective immediately, the Association shall not make any golden parachute payment9 unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.

Directorate and Management Changes.

31.         Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers10 set forth in 12 C.F.R. Part 563, Subpart H.

Employment Contracts and Compensation Arrangements.

32.         Effective immediately, the Association shall not enter into any new contractual arrangement or renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

Exhibit A-9 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
Exhibit A-10 The term “Senior Executive Officer” is defined at 12 C.F.R.  § 563.555.

Third Party Contracts.

33.           Effective immediately, the Association shall provide the Regional Director with written notice of all arrangements or contracts with third party service providers consistent with the requirements of 12 U.S.C. § 1464(d)(7)(D)(ii).  Such notice shall be provided to the Regional Director not later than sixty (60) days after the earlier of: (a) the date on which the Association enters into the contract; or (b) the date on which the performance of the service is initiated.  The Board shall review all arrangements or contracts with third party service providers covered by this Paragraph to ensure compliance with the standards and guidelines set forth in TB 82a.

Transactions with Affiliates.

34.           Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3).  The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Effective Date.

35.           This Agreement is effective on the Effective Date as shown on the first page.

Duration.

36.           This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

37.         Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

Submissions and Notices.

38.         All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

39.         Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)           To:         the OTS

Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois  60606
Facsimile: (312) 917-5001

(b)           To:         the Association

Chairman of the Board
First Place Bank
185 East Market Street
Warren, Ohio   44481
Facsimile: (330) 393-5578

No Violations Authorized.

40.           Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.

OTS Authority Not Affected.

41.           Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.

Other Governmental Actions Not Affected.

42.           The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 41 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

Miscellaneous.

43.           The laws of the United States of America shall govern the construction and validity of this Agreement.

44.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

45.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.

46.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

47.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.

Enforceability of Agreement.

48.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.

Signature of Directors/Board Resolution.

49.           Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement.  This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.  A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.

[Remainder of Page Intentionally Left Blank]

WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.
FIRST PLACE BANK	OFFICE OF THRIFT SUPERVISION
Warren, Ohio

/s/ Samuel A. Roth	By:	/s/ Daniel T. McKee
Samuel A. Roth, Chairman		Daniel T. McKee
Regional Director, Central Region
/s/ A. Gary Bitonte
A. Gary Bitonte, M.D., Director

/s/ Donald Cagigas
Donald Cagigas, Director

/s/ Marie Izzo Cartwright
Marie Izzo Cartwright, Director

/s/ Frank J. Dixon
Frank J. Dixon, Director

/s/ Robert P. Grace
Robert P. Grace, Director

/s/ Thomas M. Humphries
Thomas M. Humphries, Director

/s/ Earl T. Kissell
Earl T. Kissell, Director

/s/ Steven R. Lewis
Steven R. Lewis, Director

/s/ E. Jeffrey Rossi
E. Jeffrey Rossi, Director

/s/ William A. Russell
William A. Russell, Director

/s/ Robert L. Wagmiller
Robert L. Wagmiller, Director